Exhibit 21

Subsidiaries of Summit Materials, LLC

Name	Jurisdiction of Incorporation or Organization
Austin Materials, LLC	Delaware
Continental Cement Company, L.L.C.	Delaware
Kilgore Companies, LLC	Delaware
Norris Quarries, LLC	Delaware
RK Hall, LLC	Delaware
Summit Materials Companies I, LLC	Delaware
Summit Materials Corporations I, Inc.	Delaware
Summit Materials Holdings I, LLC	Delaware
Summit Materials Holdings II, LLC	Delaware
Elam Construction, Inc.	Colorado
Cornejo & Sons, L.L.C.	Kansas
Hamm Asphalt, LLC	Kansas
Hamm, Inc.	Kansas
N.R. Hamm Contractor, LLC	Kansas
N.R. Hamm Quarry, LLC	Kansas
Bourbon Limestone Company	Kentucky
Glass Aggregates, LLC	Kentucky
Hinkle Contracting Company, LLC	Kentucky
Kentucky Hauling, Inc.	Kentucky
South Central Kentucky Limestone, LLC	Kentucky
Con-Agg of MO, L.L.C.	Missouri
Fischer Quarries, L.L.C.	Missouri
Quarry Properties, L.L.C.	Missouri
Elam Paving, Inc.	New Mexico
B&H Contracting, L.P.	Texas
Industrial Asphalt, LLC	Texas
R.K. Hall Construction, Ltd.	Texas
RKH Capital, L.L.C.	Texas
SCS Materials, L.P.	Texas
Altaview Concrete, LLC	Utah
B&B Resources, Inc.	Utah
Kilgore Equipment, LLC	Utah
Kilgore Trucking, LLC	Utah
Peak Construction Materials, LLC	Utah
Peak Management, L.C.	Utah
Salt Lake Valley Sand & Gravel, Inc.	Utah
Valley Ready Mix, Inc.	Utah
Wasatch Concrete Pumping, LLC	Utah
Wind River Materials, LLC	Wyoming